Exhibit 99.1

Contact:	Mark Williams	Thomas Redington
	Chief Financial Officer, Mediware	203 222-7399
	913 307-1000	212 926-1733
	www.mediware.com	www.redingtoninc.com

MEDIWARE NAMES THOMAS K. MANN CHIEF EXECUTIVE OFFICER

Senior healthcare technology executive brings over 20 years of experience in sales, marketing and operational excellence.

LENEXA, KS, Sept 4, 2007 – Mediware Information Systems, Inc., (NASDAQ: MEDW) announced the appointment of Thomas Kelly Mann as chief executive officer of the Company. Mann joins Mediware following more than 20 years with 3M’s healthcare information technology division where he held a wide range of senior management positions. He replaces James Burgess who announced his resignation on July 2, 2007.

“Kelly joins Mediware at a pivotal period in our Company’s history,” said Mediware’s chairman, Lawrence Auriana. “We have narrowed our focus, enhanced our core offerings, and are aggressively pursuing business development relationships to deliver ClosedLoop™ solutions for each clinical area we support. Kelly’s strategic planning and management skills will be essential as Mediware increases its profile and offerings in the healthcare market.”

Mann brings 23 years of healthcare, technology and management experience to Mediware. His vision-driven management style and profound understanding of healthcare issues resulted in rapid promotions through various roles in sales, marketing, product management and operational management. His strategic insights during his tenure at 3M were instrumental in growing 3M Health Information Systems, Inc.’s client base to more than 4,000 healthcare organizations worldwide.

“Mediware offers an exciting opportunity,” said Mann. “The Company’s products address some of the most important processes within healthcare, where errors can result in tragedy.  By delivering a closed loop information environment for clinicians, we can instill confidence in their decisions and enable protections that help assure patient safety.”

About Mediware

Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

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9/4/07